Exhibit 99.1

Las Vegas, NV. October 30, — Nevada Power Company announced today that it has paid in full those power suppliers who earlier this year accepted extended payment terms for summer power supplies.

“We appreciate the support of those suppliers who worked with us and continued to deliver power throughout the summer,” said Walter Higgins, chairman and CEO of Sierra Pacific Resources (NYSE:SRP), parent company of Nevada Power.

Nevada Power paid approximately $100 million from existing cash balances in delayed payments to those non-terminating suppliers who delivered power during the summer.

Separately, Nevada Power closed its $250 million general and refunding mortgage notes financing transaction that priced last week. $200 million of the proceeds will be used to pay maturing bank debt.

Nevada Power Company also disclosed that in addition to closing the sale of its $250 million general and refunding mortgage notes, it closed an accounts receivables purchase facility of up to $125 million as a back-up liquidity facility.

Nevada Power is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electricity in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The utility also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. The company provides electricity to approximately 639,000 customers in a 4,500 square mile service area.

This press release does not constitute an offer to sell these securities, nor a solicitation of an offer to purchase these securities, nor is it a solicitation of any proxy or consent for any purpose.

This press release may contain forward- looking statements regarding the future performance of the company within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, further unfavorable rulings in pending and future rate cases, the ability of the company to access capital markets in light of recent ratings downgrades, whether suppliers that have terminated their power supply agreements with us will be successful in pursuing their claims against us for liquidated damages, whether our current suppliers of power and fuel will continue to sell to us in light of our financial condition, whether long- term power costs can be lowered through negotiation or administrative proceedings, conditions within the wholesale power market in the western United States, operating hazards, uninsured risks and changes in energy-related federal or state legislation and regulations. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in the company’s 10-K for the year ended December 31, 2001 and the company’s 10-Q for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission.

The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.